Exhibit 10.11

Recording Requested By,

And After Recording, Return To:

Kristin A. Roeper, Esq.

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

DEED OF TRUST

In consideration of all amounts now or hereafter owing by SKYLINE CORPORATION, an Indiana corporation (“Grantor”) and its affiliates to FIRST BUSINESS CAPITAL CORP. (“Beneficiary”) under the Secured Obligations (as defined below), Grantor irrevocably grants, conveys and assigns to Kristin A. Roeper, Esq., 780 N. Water Street, Milwaukee, WI 53202 (“Trustee”), in trust for the benefit of Beneficiary, with power of sale and right of entry and possession, Grantor’s interest in the real estate described below, together with all privileges, hereditaments, easements and appurtenances, all rents, leases, issues and profits, all awards and payments made as a result of the exercise of the right of eminent domain, and all existing improvements and fixtures (all called the “Property”). For purposes hereof, the “Secured Obligations” shall mean all obligations of the Grantor and its affiliates as evidenced by (i) that certain Note A dated March 20, 2015, in the stated principal amount of up to Ten Million Dollars ($10,000,000.00) executed by Grantor and its affiliates, Homette Corporation, Layton Homes Corp. and Skyline Homes, Inc. (collectively, the “Subsidiaries”), in favor of Beneficiary (the “Note”) and finally maturing on March 31, 2018 (subject to renewal or extension as provided in the Loan Agreement), and (ii) that certain Loan and Security Agreement dated as of March 20, 2015 among Beneficiary, the Subsidiaries and Grantor (the “Loan Agreement”).

1. Description of Property. See Exhibit A attached hereto for legal description of the Property.

2. Title. Grantor warrants title to the Property, excepting only restrictions and easements of record, municipal and zoning ordinances, current taxes and assessments not yet due and any liens or encumbrances set forth on Exhibit B attached hereto (“Permitted Liens”).

3. Deed As Security. This Deed of Trust secures prompt payment to Beneficiary of the sum stated in the first paragraph of this Deed of Trust, plus interest and charges, according to the terms of the Note and the Loan Agreement, and any extensions, renewals or modifications thereof. This Deed of Trust also secures the performance of all covenants, conditions and agreements contained in this Deed of Trust, and to the extent not prohibited by law costs and expenses of collection or enforcement.

4. Taxes. Grantor shall pay before they become delinquent all taxes, assessments and other governmental charges which may be levied or assessed against the Property, or against Beneficiary upon this Deed of Trust or the Note or other debt secured by this Deed of Trust, or upon Beneficiary’s interest in the Property, and upon request by Beneficiary deliver to Beneficiary receipts showing timely payment.

5. Insurance. Grantor shall keep the improvements on the Property insured in such amounts and against direct loss or damage occasioned by fire, extended coverage perils and such other hazards as Beneficiary may require, and shall pay the premiums when due. The policies shall contain the standard mortgagee clause in favor of Beneficiary. Grantor shall promptly give notice of loss to insurance companies and Beneficiary. In the event of foreclosure of this Deed of Trust or other transfer of title to the Property, in extinguishment of the indebtedness secured hereby, all right, title, and interest of Grantor in and to any insurance then in force shall pass to the purchaser or grantee.

6. Grantor’s Covenants. Grantor covenants:

(a) Condition and Repair. To keep the Property in good and tenantable condition and repair, ordinary wear and tear excepted, and to restore or replace damaged or destroyed improvements and fixtures;

(b) Liens. To keep the Property free from liens and encumbrances other than the Permitted Liens;

(c) Prior Encumbrances. To perform all of Grantor’s obligations and duties under any deed of trust, mortgage or security agreement with a lien which has priority over this Deed of Trust and any obligation to pay secured by such a deed of trust, mortgage or security agreement, except to the extent such obligation is being contested in good faith by appropriate proceedings;

(d) Waste. Not to commit waste or permit waste to be committed upon the Property;

(e) Conveyance. Not to sell, assign, lease, mortgage, convey or other otherwise transfer any legal or equitable interest in all or part of the Property, or permit the same to occur, except with the prior written consent of Beneficiary, and, without notice to Grantor, Beneficiary and Trustee may deal with any transferee as to his interest in the same manner as with Grantor, without in any way discharging the liability of Grantor under this Deed of Trust;

(f) Alteration or Removal. Except in the ordinary course of the Grantor’s business, not to remove, demolish or alter any material portion of the Property, without Beneficiary’s prior written consent;

(g) Condemnation. Subject to prior payment in full of the Grantor’s obligations to Beneficiary, to pay to Beneficiary all compensation received for the taking of the Property, or any part, by condemnation proceedings (including payments in compromise of condemnation proceedings), and all compensation received as damages for injury to the Property, or any part, unless such compensation is to be used by Grantor to restore or rebuild any part of the Property; and

(h) Ordinances; Inspection. To comply with all laws, ordinances and regulations affecting the Property except where the failure to comply would not have a material adverse effect on the Property or the Grantor’s operations on the Property and would not be disadvantageous in any material respect to the Beneficiary. Beneficiary and its authorized representatives may enter the Property at reasonable times to inspect it.

7. Authority of Beneficiary to Perform for Grantor. If Grantor fails to perform any of Grantor’s duties set forth in this Deed of Trust, Beneficiary may, after giving Grantor notice and ten (10) days to perform, perform the duties or cause them to be performed, including without limitation signing Grantor’s name or paying any amount so required, and the cost shall be due on demand and secured by this Deed of Trust.

8. Default; Acceleration; Remedies. Upon the occurrence of an Event of Default (as defined in the Loan Agreement), and pursuant to Section 9 of the Loan Agreement, the unpaid principal and interest owed on the Note and any other amount due under the terms of the Loan Agreement, together with all sums paid by Beneficiary or Trustee as authorized or required under this Deed of Trust, shall, in Beneficiary’s discretion, be immediately due and payable, and shall be collectible in a suit at law or by foreclosure of this Deed of Trust by action, or both, or by the exercise of any other remedy available at law or equity.

9. Foreclosure. If Beneficiary exercises its right to foreclose the liens and security interests of this Deed of Trust by Trustee’s sale, it shall do so in the following manner and upon the following terms and conditions:

(a) Trustee’s Sale. Upon request of Beneficiary after the occurrence of a Default, Trustee will sell all or any part of the Property, as directed by Beneficiary, at public auction to the highest bidder for cash (or for such cash equivalents as are allowed by applicable law and are acceptable to Beneficiary). Trustee may sell the Property either as a whole or in separate parcels and in such manner and order, all as Beneficiary in its sole discretion may determine. Neither Grantor nor any other person or entity shall have the right to direct the order in which the Property is sold. The sale will take place at the area of the courthouse properly designated from time to time by the commissioners court (or, if not so designated by the commissioners court, at the courthouse door) of any county in Texas in which any part of the Property being sold is located, between the hours of 10:00 a.m. and 4:00 p.m. on the first Tuesday in any month. If required by applicable law, the commencement of the sale must occur within three (3) hours following the time designated in the notice of sale as the earliest time that the sale will occur. Any sale may be postponed or adjourned by announcement at the time and place appointed for the sale without further notice except as may be required by law. Trustee is not required to have either physical or constructive possession of the Property or to exhibit, present or display any of the Property being sold. Payment of the purchase price to Trustee satisfies the obligation of any purchaser at the sale. The purchaser is not responsible for the application of the purchase price. Following receipt of the purchase price, Trustee will execute and deliver to the purchaser or purchasers at the sale good and sufficient conveyances, conveying the property so sold to the purchaser or purchasers in fee simple with general warranty of title. The recitals in said conveyances of any matters or facts shall be conclusive proof of the truthfulness thereof. The conveyances will be executed on behalf of, and will be binding upon, Grantor. If any sale made under this Deed of Trust is not completed or is defective in the opinion of Beneficiary, the sale will not exhaust the power of sale set forth in this Deed of Trust, and Beneficiary has the right to cause a subsequent sale or sales to be made.

The sale or sales of less than all of the Property shall not exhaust the power of sale herein granted. If the proceeds of such sale or sales of less than all of the Property shall be less than the aggregate amount of the Secured Obligations, and the expense of executing this trust, this Deed of Trust shall remain in full force and effect as to the unsold portion of the Property. Beneficiary may bid, and being the highest bidder therefor, become the purchaser of any or all of the Property at any trustee’s or foreclosure sale hereunder and shall have the right to credit the amount of the bid upon the unpaid amount of the Secured Obligations in lieu of cash payment.

(b) Notice. At least twenty-one (21) days preceding the date of the sale, Beneficiary or Trustee must: (i) post written notice of the time, place and terms of the sale (including the earliest time that the sale will occur) at the courthouse door (or other area in the courthouse designated for such public notices) in each county in which any portion of the Property is located; (ii) file a copy of the notice in the office of the county clerk in each county in which any portion of the Property is located; and (iii) serve Grantor and each debtor obligated to pay all or any portion of the Secured Obligations according to the records of Beneficiary with written notice of the proposed sale by certified mail. Service of the notice is complete upon deposit of the notice, enclosed in a postpaid certified mail wrapper, properly addressed to Grantor and each such debtor at the most recent address shown by the records of Beneficiary, in a post office or official depository under the care and custody of the United States Postal Service. The affidavit of any person having knowledge of the facts to the effect that such service was completed is prima facie evidence of the fact of service.

10. Waiver. Beneficiary may waive any default without waiving any other subsequent or prior default by Grantor.

11. Receiver. Upon the commencement or during the pendency of an action to foreclose this Deed of Trust, or enforce any other remedies of Beneficiary or Trustee under it, without regard to the adequacy or inadequacy of the Property as security, Grantor agrees that the court may appoint a receiver of the Property without bond, and may empower the receiver to take possession of the Property and collect the rents, issues and profits of the Property and exercise such other powers as the court may grant until the confirmation of sale, and may order the rents, issues and profits, when so collected, to be held and applied as the court may direct.

12. Acceptance of Trust; Powers and Duties of Trustee. Trustee accepts this trust when this Deed of Trust is executed. From time to time, upon written request of Beneficiary and, to the extent required by applicable law presentation of this Deed of Trust for endorsement, and without affecting the personal liability of any person for payment of any indebtedness or performance of any of the Secured Obligations, Beneficiary, or Trustee at Beneficiary’s direction, may, without obligation to do so or liability therefor and without notice: (a) reconvey all or any part of the Property from the lien of this Deed of Trust; (b) consent to the making of any map or plat of the Property; and (c) join in any grant of easement or declaration of covenants and restrictions with respect to the Property, or any extension agreement or any agreement subordinating the lien or charge of this Deed of Trust. Trustee or Beneficiary may from time to time apply to any court of competent jurisdiction for aid and direction in the execution of the trusts and the enforcement of its rights and remedies available under this Deed of Trust, and may obtain orders or decrees directing, confirming or approving acts in the execution of said trusts and the enforcement of said rights and remedies. Trustee has no obligation to notify any party of any pending sale or any action or proceeding (including, but not limited to, actions in which Grantor, Beneficiary or Trustee shall be a party) unless held or commenced and maintained by Trustee under this Deed of Trust. Trustee shall not be obligated to perform any act required of it under this Deed of Trust unless the performance of the act is requested in writing and Trustee is reasonably indemnified against all losses, costs, liabilities and expenses in connection therewith.

13. Substitution of Trustees. From time to time, by a writing signed and acknowledged by Beneficiary and recorded in each Office in which this Deed of Trust is recorded, Beneficiary may appoint another trustee to act in the place and stead of Trustee or any successor. Such writing shall set forth the recordation date and any recording or other information required by law. The recordation of such instrument of substitution shall discharge Trustee herein named and shall appoint the new trustee as the trustee hereunder with the same effect as if originally named Trustee herein. A writing recorded pursuant to the provisions of this Section shall be conclusive proof of the proper substitution of such new Trustee.

14. Expenses. To the extent not prohibited by law, Grantor shall pay all reasonable costs and expenses before and after judgment, including without limitation, attorneys’ fees and expenses of obtaining title evidence, incurred by Beneficiary or Trustee in protecting or enforcing their rights under this Deed of Trust.

15. Reconveyance. Upon Beneficiary’s written request, and solely to the extent required by applicable law upon surrender of this Deed of Trust and every note or other instrument setting forth any Secured Obligations to Trustee for cancellation, Trustee shall reconvey, without warranty, the Property, or that portion thereof then covered hereby, from the lien of this Deed of Trust. The recitals of any matters or facts in any reconveyance executed hereunder shall be conclusive proof of the truthfulness thereof. To the extent permitted by law, the reconveyance may describe the grantee as “the person or persons legally entitled thereto.” Neither Beneficiary nor Trustee shall have any duty to determine the rights of persons claiming to be rightful grantees of any reconveyance. Upon Beneficiary’s demand, Grantor shall pay all costs and expenses incurred by Beneficiary in connection with any reconveyance.

16. Severability. Invalidity or unenforceability of any provision of this Deed of Trust shall not affect the validity or enforceability of any other provision.

17. Successors and Assigns. This Deed of Trust benefits Beneficiary, its successors and assigns, and binds Grantor and its successors and assigns.

18. Savings Clause. It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in this Deed of Trust or any of the Secured Obligations, in no event shall any Secured Obligations require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”). If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with this Deed of Trust or any of the Secured Obligations, or in any communication by Beneficiary or any other person to Grantor or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under any Secured Obligations shall exceed the Maximum Rate, then in such event it is agreed that: (a) the provisions of this paragraph shall govern and control; (b) neither Grantor nor any other person or entity now or hereafter liable for the payment of any Secured Obligations shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (c) any such excess interest which is or has been received by Beneficiary, notwithstanding this paragraph, shall be credited against the then unpaid principal balance of the Secured Obligations or if any of the Secured Obligations has been or would be paid in full by such credit, refunded by Beneficiary to the party primarily liable on such Secured Obligation); and (d) the provisions of this Deed of Trust and the Secured Obligations, and any other communication to Grantor, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of the Secured Obligations does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Secured Obligations which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of such Secured Obligations, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by Beneficiary. The terms of this paragraph shall be deemed to be incorporated into each of the Secured Obligations.

To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, Beneficiary hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Beneficiary’s right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

The undersigned acknowledges receipt of an exact copy of this Deed of Trust.

NOTICE: THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THE SECURED OBLIGATIONS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SECURED OBLIGATIONS.

IN WITNESS WHEREOF, Grantor has executed this Deed of Trust as of the date first set forth above.

Signed and Sealed this 20th day of March, 2015.

SKYLINE CORPORATION

By:	/s/ Jon S. Pilarski
Name:	Jon S. Pilarski
Title:	Vice President Finance and Treasurer, Chief Financial Officer

A C K N O W L E D G M E N T

STATE OF WISCONSIN	)
	)	ss.
COUNTY OF MILWAUKEE	)

This instrument was acknowledged before me on March 20, 2015, by Jon S. Pilarski, to me known to be the Vice President, Treasurer and CFO of Skyline Corporation, an Indiana corporation, on behalf of the corporation.

/s/ Kristin Roeper
Notary Public Milwaukee County, Wisconsin
My commission is permament

Exhibit A

Legal Description

Being a 10.00 acre tract of land out of the T.J. Hanks Survey, Abstract No. 644, in Tarrant County, Texas, and being the same land conveyed to Homette Corporation by deed filed of record January 5, 1978 under Volume 5942, Page 599 in the Deed Records of Tarrant County, Texas and being more particularly described by metes and bounds as follows:

BEGINNING at the Southwest corner of the tract described in deed from Mansfield Development Enterprises, Inc. to John A. Rapanos, et al, recorded in Volume 4790, page 780, Deed Records of Tarrant County, Texas;

THENCE along the South line of said Rapanos tract, North 85 degrees 39 minutes East 800.0 feet to a point in the West right of way line of F.M. No. 917, said point being in a curve with a radius of 1482.39 feet;

THENCE in a Southeasterly direction along said curve and West right of way line of said road 544.27 feet to an iron pin;

THENCE South 85 degrees 39 minutes West 850.02 feet to a point for corner;

THENCE North 04 degrees 21 minutes West 538.9 feet to the POINT OF BEGINNING, and containing approximately 10.00 acres of land;

SAVE AND EXCEPT any part or portion thereof in the use or occupancy of any public road or highway.

Exhibit B

Permitted Liens

1. General and special taxes and assessments and other charges not yet due and payable.

2. Statutory lien claims not delinquent including construction and mechanic’s liens.